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                                                                     Exhibit 2.4

                  This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of February 11, 2005, is entered into by and among HANOVER DIRECT, INC., a Delaware corporation ("HDI"), The Company Store Group, LLC, a Delaware limited liability company and a wholly-owned subsidiary of HDI (the "Seller"), and GUMP'S HOLDINGS, LLC (formerly known as 4Q HOLDINGS LLC), a Nevada limited liability company (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, Gump's Corp., a California corporation and a wholly-owned subsidiary of the Seller ("Gump's Corp."), and Gump's by Mail, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller ("Gump's by Mail"; each of Gump's Corp. and Gump's by Mail are referred to as a "Company"; collectively, they are referred to as the "Companies"), are engaged in a line of business in which they sell merchandise to the general public under the "Gump's" or "Gump's by Mail" brand through a retail store, mail-order catalogs, telephone sales and the Internet (the "Business"); provided, however, that the Business does not include the provision of back-end services related to order taking, order and payment processing, warehousing and fulfillment, and return processing to third parties (including Affiliates (as defined in Section 6.11) of the Companies) by Keystone Internet Services, LLC ("Keystone"); and

                  WHEREAS, subject to the terms and conditions of this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding capital stock of each Company.

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE OF CAPITAL STOCK

                  1.1. Purchase and Sale. On the Closing Date (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Acquired Assets and all of the issued and outstanding shares of capital stock of the Companies, which, in the case of Gump's Corp., consists of 1,000 shares of common stock, no par value per share, and, in the case of Gump's by Mail, consists of 1,000 shares of common stock, par value $0.01 per share (collectively, the "Shares").

                  1.2. Purchase Price.

                  (a) Purchase Price. The purchase price (the "Purchase Price") for the Shares and the web domain names used in the Business and to be acquired by the Purchaser from

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Affiliates of the Seller pursuant to the Domain Name Purchase Agreement (as hereinafter defined) (such web domain names being referred to as the "Acquired Assets") shall be cash in the amount of:

                           (i) $8.5 million, plus the reimbursement of all
security deposits paid by HDI, the Seller or the Companies under any lease for real property that is being assumed by the Purchaser, which security deposits and related leases are listed on Schedule 1.2(a)(iii), plus

                           (ii) the reimbursement of all vendor deposits paid by
HDI, the Seller or the Companies in respect of the Companies or the Business under any agreements, which vendor deposits and agreements are listed on
Schedule 1.2(a)(iv), plus

                           (iii) the reimbursement of the Purchaser's pro rata
share of rent for the facilities listed on Schedule 2.1(g)(ii) paid by HDI and payroll for the employees of the Companies paid by HDI for any future services, each up through the date of Closing, less

                           (iv) the amount of the Earnest Money Deposit (as
defined in Section 1.8) which Earnest Money Deposit has been previously paid by the Purchaser to HDI, less

                           (v) $10.00, plus or minus

                           (vi) the Cash Shortfall Adjustment and the Working
Capital Adjustment provided for in Sections 1.3 and 1.7, respectively.

                  (b) Payment. The Purchaser shall pay the Purchase Price at Closing by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser, such designation of account to be made no later than two (2) business days prior to the Closing Date.

                  (c) Allocation of Purchase Price. The allocation of the Purchase Price among the Shares, the Acquired Assets and the non-compete and non-solicitation covenant set forth in Section 3.8 shall be as set forth on
Schedule 1.2(c). The Purchaser, the Seller and their Affiliates shall follow such allocation in determining and reporting their liabilities for federal, state, local and foreign tax returns filed by them subsequent to the Closing Date.

                  1.3. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Brown Raysman Millstein Felder & Steiner, 900 Third Avenue, New York, New York 10022, or such other place as the Seller and the Purchaser shall agree, at 5:00 p.m., local time, on the earlier of (i) the second business day after the date on which the parties receive the consents referred to in Section 4.1(d)(iii) and (ii) the second business days after the date the 15-day second notice period pursuant to Section 13.2 of the Lease Agreements referred to in
Section 4.1(d)(iii) expires, or such other date and time agreed to by the Seller and the Purchaser (such date of the Closing being hereinafter called the "Closing Date"). The Purchase Price shall be adjusted by the cash short-fall of the Business from January 24, 2005 through the Closing Date. Such cash short-fall shall be validated in the post-closing adjustment period and reflect the infusion by HDI of loan capital to the Companies, as measured by the increase in the credit lines of the Companies in HDI's Revolving Credit Facility with Wachovia Bank, National Association (successor by

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merger to Congress Financial Corporation) (the "Cash Shortfall Adjustment"), to
cover the cash short-fall of the Business between January 24, 2005 and the Closing Date and shall be paid together with the Working Capital Adjustment referred to in Section 1.7. The Purchaser shall not be liable for any delay in the Closing or for the consequences of any delay in fulfilling any of its obligations under this Agreement if such delay is due to a Force Majeure Event or the failure of the Seller to obtain the consent of either of its lenders and the related release of their liens on the stock and assets of the Companies before the Closing Date. A "Force Majeure Event" shall mean a cause beyond the reasonable control of the Party including, but not limited to: acts of God, earthquake, fire, flood, extreme weather or other natural calamity, national emergencies, insurrections, riots, acts of terrorism or wars, provided that such cause does not arise from, or in connection with, a failure by the Party asserting that the Force Majeure Event affected its performance under this Agreement. The Closing shall be deemed to be effective as of the close of business on the Closing Date notwithstanding that the Purchaser shall be responsible for the Cash Shortfall Adjustment from January 24, 2005 through the Closing Date as described above.

                  1.4. Instruments of Conveyance and Transfer. At the Closing the Seller shall deliver to the Purchaser share certificates representing all of the Shares, duly endorsed for transfer or accompanied by duly executed stock power(s) conveying the Shares to the Purchaser.

                  1.5. Post-Closing Assurances. HDI and the Seller shall, and shall cause their Affiliates to, at any time and from time to time after the Closing Date, upon the reasonable request of the Purchaser, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to the Purchaser, or for the aiding and assisting in the reducing to possession by the Purchaser of, the Shares and the Acquired Assets.

                  1.6. Assignment of Contracts. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement or attempt to transfer, sublease or assign any contract, license, lease, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom or any governmental permit, license, franchise, approval, registration or certificate of occupancy (collectively, the "Rights") to the extent that an attempted sale, transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the Purchaser's rights to receive the benefits thereunder.

                  In order, however, that the full value of any Rights may be realized for the benefit of the Purchaser, HDI and the Seller shall cause their Affiliates to, and at the reasonable request and under the direction of the Purchaser, in the name of the Purchaser, take all such action and do or cause to be done all such things that are necessary and advisable in order that the rights and obligations of such Affiliate in connection with such Rights may be performed in such manner that the value of such Rights shall be preserved and shall inure to the exclusive benefit of the Purchaser (or to the benefit of the Purchaser to the same extent as such Affiliate enjoyed prior to the date hereof if such Affiliate was not entitled to the exclusive benefit thereof). Any expenses incurred by HDI, the Seller or their Affiliates pursuant to this
Section 1.6 shall be borne 50-50 by HDI and the Purchaser.

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                  1.7. Post-Closing Adjustment.

                  (a) General. There shall be a post-closing adjustment to the Purchase Price based on the amount by which the working capital of Gump's by Mail as of January 22, 2005 is more or less than the working capital of Gump's by Mail as of the date hereof by more than 3% (the "Applicable Percentage") (excluding from such calculation the Cash Shortfall Adjustment for Gump's by Mail).

                  (b) Determination of the Working Capital Adjustment.

                           (i) Schedule 1.7(b) contains a projected balance
sheet for Gump's by Mail as of January 22, 2005. As soon as practicable following the execution of this Agreement (and in no event later than 30 days following the date hereof), the Seller will prepare a balance sheet for Gump's by Mail as of the date hereof and a certificate (the "Signing Date Working Capital Certificate") setting forth its calculation of the working capital of Gump's by Mail as of the date hereof and an itemization of the components of such working capital (excluding debt to third parties and intercompany indebtedness).

                           (ii) The Seller will permit the Purchaser and its
agents and representatives complete access to all pertinent books and records during the period that the Signing Date Working Capital Certificate is being prepared and during the pendency of any disputes under this Section 1.7.

                           (iii) Following receipt of the Signing Date Working
Capital Certificate, the Purchaser will be afforded a period of 30 days to review the Signing Date Working Capital Certificate. To assist in any such review, the Seller will make available to the Purchaser any work papers prepared in connection with the Signing Date Working Capital Certificate and the personnel involved in preparing the same. At or before the end of the 30 day review period, the Purchaser will either (A) accept the Signing Date Working Capital Certificate in its entirety or (B) deliver to the Seller a written notice setting forth a detailed explanation of those items in the Signing Date Working Capital Certificate that the Purchaser disputes (a "Notice of Dispute"). The Notice of Dispute shall also set forth the Purchaser's calculation of the working capital of Gump's by Mail as of the date hereof and an itemization of the components of such working capital. If the Purchaser does not deliver a Notice of Dispute to the Seller within the 30-day review period, the Purchaser will be deemed to have accepted the Signing Date Working Capital Certificate in its entirety. If the Purchaser delivers a Notice of Dispute in which it disputes some, but not all, of the items in the Signing Date Working Capital Certificate, the Purchaser will be deemed to have accepted all of the items not disputed other than those not directly disputed but which are affected by the items disputed.

                           (iv) For a period of 14 days after the delivery of a
Notice of Dispute, the parties will attempt to resolve in good faith any disputed items.

                           (v) At such time as the amount of the working capital
of Gump's by Mail as of the date hereof is accepted by the Purchaser or adjusted to reflect the resolution of any dispute, then, in the event that (1) the amount of the working capital of Gump's by Mail as of the date hereof is less than the amount of the working capital of Gump's by Mail as of January 22,

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2005 by more than the Applicable Percentage, the amount of such difference shall be promptly paid by the Seller to the Purchaser; (2) the amount of the working capital of Gump's by Mail as of the date hereof is more than the amount of the working capital of the Companies as of January 22, 2005 by more than the Applicable Percentage, the amount of such difference shall be promptly paid by the Purchaser to the Seller, and (3) the amount of the working capital of Gump's by Mail as of the date hereof is neither more nor less than the amount of the working capital of Gump's by Mail as of January 22, 2005 by more than the Applicable Percentage, no adjustments to the Purchase Price or additional payments shall be made. In the event of any such payment, the Purchaser and the Seller shall adjust the allocation of the Purchase Price set forth on Schedule 1.2(c) as appropriate.

                  1.8. Earnest Money Deposit.

                  (a) Prior to the execution of this Agreement, the Purchaser has delivered to HDI the amount of $50,000 (the "Initial Earnest Money Deposit").

                  (b) Upon the execution of this Agreement, the Purchaser shall deliver to U.S. Bank N.A., as escrow agent, the amount of $950,000 (the "Additional Earnest Money Deposit"), which shall be held pursuant to the Escrow Agreement, dated as of the date hereof, among the Escrow Agent, HDI, the Seller and the Purchaser substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"). The Initial Earnest Money Deposit and the Additional Earnest Money Deposit are referred to collectively as the "Earnest Money Deposit."

                  (c) As contemplated by Section 1.2(a) hereof, the Earnest Money Deposit shall constitute a part of the Purchase Price.

                  (d) In the event that this Agreement is terminated pursuant to
Section 6.2(a)(ii) or Section 6.2(a)(v), then HDI shall be entitled to keep the Earnest Money Deposit, plus any interest earned in respect thereof. In the event that this Agreement is terminated pursuant to Section 6.2(a)(i), Section 6.2(a)(iii) or Section 6.2(a)(iv), HDI and the Escrow Agent shall promptly return the Earnest Money Deposit, without interest, to the Purchaser in accordance with the terms of the Escrow Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  2.1. Representations and Warranties by HDI and the Seller. HDI and the Seller jointly and severally represent and warrant to the Purchaser as follows:

                  (a) Organization, Standing and Power. Each Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. Schedule 2.1(a) sets forth a true and complete list of all such jurisdictions. True and complete copies of the certificate of incorporation and bylaws of each

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Company, including all amendments thereto through and including the date hereof, have been delivered to the Purchaser, and such documents have not been amended, modified or rescinded in any respect and are in full force and effect.

                  (b) Authority; Binding Agreements. The execution, delivery and performance of this Agreement and all other agreements, documents and instruments contemplated by this Agreement to which HDI, the Seller or either Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of such entity. Each of HDI, the Seller and each Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements, documents and instruments contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby and each of such entities has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, the other agreements, documents and instruments contemplated by this Agreement as are executed and delivered by HDI, the Seller and the Companies will be, the legal, valid and binding obligations of such entities, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) The Shares; Subsidiaries of the Companies.

                           (i) The authorized capital stock of Gump's Corp.
consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of Gump's by Mail consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding.

                           (ii) The Shares represent all of the issued and
outstanding shares of capital stock of the Companies. The Seller owns of record and beneficially all of the Shares. Upon the consummation of the transactions contemplated hereby, the Purchaser will be the record and beneficial owner of the Shares, free and clear of any lien, claim, charge, security interest or other encumbrance (collectively, "Liens"). All of the Shares have been duly authorized and are fully paid and non-assessable. There are no outstanding rights, options or warrants to acquire shares of the Companies. There are no agreements to which HDI, Seller or any of their Affiliates are a party that relate to the issuance or transfer of any Shares.

                           (iii) Neither Company has any subsidiaries or owns or
holds any equity or other securities in any other entity.

                  (d) Conflicts; Consents. The execution and delivery of this Agreement and any of the other agreements, documents and instruments contemplated by this Agreement, the consummation of the transactions contemplated hereby or thereby, and the compliance by HDI, the Seller or their Affiliates with any of the provisions hereof or thereof, will not (i) conflict with or result in a breach of the certificate of incorporation or by-laws of either Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material note, bond, lease, hypothecation, mortgage,

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indenture, license, franchise, permit, agreement or other material instrument or obligation to which HDI, the Seller or any of their Affiliates is a party, or by which any such party's properties or assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing (which waivers or consents are set forth in Schedule 2.1(d)), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to HDI, the Seller or any of their Affiliates or any such party's properties or assets or (iv) to the knowledge of HDI or the Seller, result in the creation or imposition of any Lien against any of the Shares or any of any of the Acquired Assets. Except as set forth in
Schedule 2.1(d), no consent or approval by, or any notification of or filing with, any person, firm, corporation, partnership, limited liability company, trust, joint venture, association or entity (governmental or private) (each, a "Person" and collectively, "Persons") is required in connection with the execution, delivery and performance by HDI, the Seller or any of their Affiliates of this Agreement or any of the other agreements, documents and instruments contemplated by this Agreement or the consummation of the transactions contemplated hereby or thereby.

                  (e) Financial Information; Liabilities.

                           (i) Financial Statements. The following consolidated
financial statements of the Companies are attached hereto as Schedule 2.1(e)(i)(A) (the "Financial Statements"): the balance sheets as of December 27, 2003, December 28, 2002 and December 29, 2001, as restated, and the statements of income for the fiscal years ended December 27, 2003, December 28, 2002 and December 29, 2001, as restated. Except as indicated below or on Schedule 2.1(e)(i)(B), the Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and are true, accurate and complete. The balance sheets of the Companies included in the Financial Statements present fairly in all material respects the financial position of such entities as of the respective dates thereof, and the related statement of income of such entities for each of the periods specified above present fairly in all material respects the results of operations of such entities for each of such periods. The Financial Statements are unaudited and contain no footnotes or Schedules. The Financial Statements are identical to the financial statements used internally by HDI in the preparation of its consolidated financial statements, which consolidated financial statements are included in the periodic reports it files with the Securities and Exchange Commission. The preliminary consolidated balance sheet of the Companies as of December 25, 2004 and the preliminary statements of income for the fiscal year ended December 25, 2004 are attached hereto as
Schedule 2.1(e)(i)(A) (the "December Financial Statements"). Except as indicated on Schedule 2.1(e)(i)(B), the December Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods and are true, accurate and complete. The balance sheet of the Companies included in the December Financial Statements presents fairly in all material respects the financial position of such entities as of the date thereof, and the related statement of income of such entities for such period presents fairly in all material respects the results of operations of such entities for such period. The December Financial Statements are unaudited and contain no footnotes or Schedules.

                           (ii) Liabilities. Neither Company has any liabilities
or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than (A) as reflected or reserved against on the most recent balance sheet furnished

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pursuant to Section 2.1(e)(i), (B) as described on Schedule 2.1(e)(ii), (C)
liabilities and obligations incurred in the ordinary course of business consistent with past practice, or (D) liabilities for Taxes (as hereinafter defined) arising in connection with the operations of such entities and not yet due and payable. All reserves reflected on the balance sheets of the Companies included in the Financial Statements and the December Financial Statements are adequate, and there are no loss contingencies that are required to be accrued in accordance with GAAP that are not provided for on such balance sheets.

                  (f) Absence of Changes. Except as set forth in Schedule 2.1(f), since December 25, 2004, the date of the preliminary year end financial statements, to the knowledge of HDI or the Seller, the business of the Companies has been operated in the ordinary course consistent with past practice and there has not been:

                           (i) any Material Adverse Change (as hereinafter
defined);

                           (ii) any material obligation or liability (whether
absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by either Company, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                           (iii) any material payment, discharge or satisfaction
of any claim or obligation by either Company, except in the ordinary course of business and consistent with past practice;

                           (iv) except for sales of inventory in the ordinary
course of business consistent with past practice or as contemplated by this Agreement, any material sale, assignment, pledge, encumbrance, hypothecation, transfer or other disposition of any tangible asset used by either Company, or any material sale, assignment, transfer or other disposition of any patents, trademarks, trade secrets, service marks, trade names, copyrights, licenses, franchises, know-how or any other intellectual property or proprietary information or intangible assets used by either Company;

                           (v) any material write-down of the value of any asset
or inventory used or held by either Company or any write-off as uncollectible of any accounts or notes receivable held by either Company;

                           (vi) any material cancellation of any debts by either
Company;

                           (vii) any material capital expenditure or commitment
or addition to property, plant or equipment by either Company;

                           (viii) any material increase in the compensation of
employees of either Company (including any increase pursuant to any bonus, pension, change of control, stock option, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment);

                           (ix) any material damage, destruction or loss
(whether or not covered by insurance) affecting any asset or property held by either Company;

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                           (x) any material change in the accounting methods or
accounting practices followed by either Company;

                           (xi) any failure to pay when due any material
liabilities of either Company;

                           (xii) any change in the level of inventory maintained
by either Company in any material respect from the levels customarily maintained by them;

                           (xiii) any agreement, whether in writing or
otherwise, by either Company to take any of the actions specified in this
Section 2.1(f); and

                           (xiv) any change to either Company's charter or
by-laws.

As used herein, the term "Material Adverse Change" means any change in, or effect on, the assets, liabilities, properties, condition (financial or otherwise), affairs, earnings, business, operations, management personnel or customer arrangements of the Companies that is materially adverse to the Business, taken as a whole, except for any such changes or effects (x) resulting from this Agreement or the transactions contemplated hereby or the announcement thereof, (y) affecting the U.S. economy or (z) effecting the retailing and direct marketing industries in general.

                  (g) Assets and Properties; Real Property.

                           (i) Except as set forth on Schedule 2(g)(i)(A), the
Companies own all of the properties and assets owned by them free and clear of any of Liens. To the knowledge of HDI and the Seller, the tangible property owned by the Companies is in good operating condition and repair, subject to ordinary wear and tear. Attached as Schedule 2.1(g)(i)(B) is a list of tangible property owned by the Companies.

                           (ii) Schedule 2(g)(ii) sets forth a true and complete
list of all properties or assets (other than real property) used in the Business that are leased or licensed by the Companies. Neither Company is in material breach of or default under any lease or license agreement relating to such properties or assets and, to the knowledge of HDI and the Seller, no other party to any such lease or license is in breach thereof or default thereunder.

                           (iii) Except as set forth in Schedule 2.1(g)(iii),
the properties and assets owned or leased by the Companies constitute all of the properties and assets used in the Business. Merchandise held for sale under consignment agreements, while not a legal asset of the Companies, shall be treated for purposes of this Agreement as properties and assets used in the Business whether or not such consignment merchandise appears as net inventory or is listed on the Companies' balance sheet. Similarly, any materials, decor or tenant or trade fixtures of the Companies located at 135 Post Street are, for purposes of this Agreement, construed as properties and assets of the Companies used in the Business whether or not listed on the Companies' balance sheet; provided that the ownership of fixtures is controlled by the terms of the leases for the 135 Post Street premises.

                           (iv) Neither Company owns any real property. The only
real property

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used in the operation of the Business is (A) the building at 135 Post Street,
San Francisco, California and (B) 2,400 square feet in the lower basement of a building at 55 Stockton Street, San Francisco, California used for the storage of merchandise and business-related items (collectively, the "Real Property"). The Real Property is leased by the Companies pursuant to the leases listed on
Schedule 2.1(g)(iv)(A). To the knowledge of HDI and the Seller, the Real Property and all improvements thereon, conform in all material respects to applicable federal, state, local and foreign laws and regulations, including Environmental Laws (as hereinafter defined) and no notices of violation, contravention or breach of any such legal requirements have been issued by any governmental authority with respect to the Real Property, including all building, fire, health, zoning, setback, and subdivision laws, regulations or ordinances and all Environmental Laws and the Real Property is used in compliance with all legal requirements. No condemnation proceeding is pending or, to the knowledge of HDI or the Seller, threatened which would preclude or impair the use of the Real Property by the Purchaser for the uses for which it is intended.

                  (h) Patents, Trademarks and Similar Rights.

                           (i) Schedule 2.1(h)(i) sets forth a true and complete
list of any and all patents, trademarks (registered or unregistered), trade names, service marks, copyrights, domain names and applications therefor owned, used, filed by or licensed to either Company. With respect to registered trademarks, Schedule 2.1(h)(i) sets forth a list of all jurisdictions in which such trademarks (if any) are registered or applied for and all registration and application numbers. With respect to patents, Schedule 2.1(h)(i) sets forth a list of all jurisdictions in which such patents have been granted or applied for and all registration and application numbers. Except as set forth on Schedule 2.1(h), the Companies own or validly license all patents, trademarks, service marks, trade names, domain names and copyrights, in each case registered or unregistered, inventions, technology, industrial design, software, know-how, trade secrets, Personally-Identifiable Data (as defined below) and other intellectual property rights used in the Business as presently conducted (collectively, the "Intellectual Property"), to the knowledge of HDI and the Seller, with no infringement of or conflict with any rights of others; provided, however, that the Intellectual Property does not include any technology, industrial design, software, know-how or trade secrets used principally or exclusively by Keystone to perform its obligations under the Services Agreement (as defined below) or that is provided or made available to the Purchaser solely under the Services Agreement. Except as set forth in Schedule 2.1(h)(i), the Companies or its Affiliates are, and on the Closing Date the Purchaser will be, subject to the execution of the Domain Name Purchase Agreement, the sole and exclusive owner of or valid licensee of all rights to the Intellectual Property, free and clear of all Liens. Each of the aforesaid elements of the Intellectual Property is valid, subsisting and enforceable. Except as set forth on Schedule 2.1(h)(i), neither Company nor any of their Affiliates has granted to any third party any license or other right to any of the Intellectual Property. Except as set forth on Schedule 2.1(h)(i), there is no claim pending or, to the knowledge of HDI or the Seller, threatened that relates to any of the Intellectual Property. Except as set forth on Schedule 2.1(h)(i), neither Company nor any of their Affiliates has received any notice that the operations of the business of the Companies or the practice of any of the Intellectual Property infringes upon or conflicts with any patent, trademark, trade name, copyright or other proprietary right of a third party.

                           (ii) The Personally-Identifiable Data contains, in
all material respects, a true, correct, and complete list of every individual contained in the Gump's customer database or housed by HDI within its data warehouse, as of the Closing Date, including (1) all persons who have purchased merchandise or gift certificates from Gump's either through catalogs, over the Internet, by telephone, or, if such purchases were made with a payment vehicle for which Gump's retained information on the individual, at the Gump's store in San Francisco; (2) all persons who have requested receipt of the catalog; (3) all persons who have received a merchandise shipment directly from Gump's or gift certificate by mail from customers who have purchased from Gump's; (4) any other individuals whose name and address reside on the Gump's customer file as of the Closing Date, regardless of the date the names and addresses were obtained or received. The Personally-Identifiable Data is the property of the Companies and, except to the extent that such data is coincidentally contained within the customer database or data warehouse of HDI, Seller or their Affiliates, may not be sold or otherwise transferred by HDI, the Seller or their Affiliates to any third party. HDI, the Seller and their Affiliates may not make any use whatsoever of any of the Personally-Identifiable Data without express written permission from the Purchaser, or as contemplated by the Direct Marketing Services Agreement.

                           (iii) For the purposes of this Agreement,
"Personally-Identifiable Data" means the names, addresses, e-mail addresses, telephone numbers, fax numbers, credit card type, and credit card numbers of any natural persons, or any other data likely to substantially identify any particular natural persons, together with any other information about a natural person which is combined with, associated with, or linked to any of the foregoing information, including, but not limited to, customer lists, mailing lists, telemarketing lists, e-mail telemarketing lists, customer or prospective customer databases, credit reports, promotion history and all data that exists within the database or HDI data warehouse regarding customer purchases for the Companies.

                  (i) Insurance. Schedule 2.1(i) contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance maintained by HDI, the Seller, the Companies or any of their Affiliates with respect to the Business. All insurance policies are in the name of HDI and are in full force and effect, all premiums with respect to such policies are currently paid, and such policies will not by their terms be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement except as to the Companies. None of HDI, the Seller, the Companies or any of their Affiliates has received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. Except as set forth on Schedule 2.1(i), to the knowledge of HDI or the Seller, no claim under any such policy relating to either Company or the Business is pending. The Purchaser shall be responsible for the replacement of these insurance policies for the Companies prior to the Closing.

                  (j) Agreements, Etc.

                           (i) Schedule 2.1(j)(i)(A) contains a true and
complete list (and with respect to oral contracts or agreements, a description) of all written or oral contracts, agreements and other instruments to which any HDI, the Seller, the Companies or any of their Affiliates is a party in connection with the Business (A) relating to indebtedness for money borrowed or capital leases, (B) of duration of three months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (C) relating to commitments in excess of $25,000, (D) relating to the employment, compensation or termination of any employee, consultant or other agent of either Company, (E) relating to the sale or other disposition of any assets, properties or rights, (F) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixtures or similar property, (G) that restricts the operation of any part of the Business anywhere in the world, (H) between either Company and the top ten suppliers to the Business and (I) that is otherwise material to the Business or entered into other than in the ordinary course of business. None of HDI, the Seller, the Companies or any of their Affiliates is in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the assets, liabilities, properties, condition (financial or otherwise), affairs, earnings, business, operations, management personnel or customer arrangements of the Business (a "Material Adverse Effect"), and, to the knowledge of HDI and the Seller, no other party to any such agreement or instrument is in breach thereof or default thereunder. To the knowledge of HDI and the Seller, all such agreements or instruments are in full force and effect and are enforceable against the other parties thereto. Except as set forth in
Schedule 2.1(j)(i)(B), the Seller has made available to or furnished to the Purchaser true and complete copies of all documents described in Schedule 2.1(j)(i)(A) . Except as set out in the contracts and agreements listed in
Schedule 2.1(j)(i)(A), there are no directors, officers, employees, consultants or other agents of either Company who are entitled to a specified notice of termination or fixed term of employment or who cannot be dismissed upon such notice as is required by law. Except as specifically identified and set forth on
Schedule 2.1(m)(iii), no contract, agreement or instrument listed thereon contains any provision providing for the cancellation or termination of such contract, agreement or instrument, or any modification to or acceleration of the terms thereof, as a result of the change of control of the Companies or the consummation of the transactions contemplated by this Agreement.

                           (ii) The Seller has not made available to or
furnished to the Purchaser true and complete copies of the agreements described in Schedule 2.1(j)(i)(B) (the "Other Agreements"). The Other Agreements (other than purchase orders) are not, individually or in the aggregate, material to the Business. The Other Agreements were entered into in the ordinary course of business, consistent with past practice.

                  (k) Litigation, Etc. Except as set forth in Schedule 2.1(k), there are not any suits, actions, claims, complaints, litigation, investigations or legal or administrative or arbitration proceedings in respect of either Company pending or, to the knowledge of HDI and the Seller, threatened, whether at law or in equity, or before or by any federal, foreign, state, local or other governmental department, commission, board, bureau, agency or instrumentality. There are not any judgments, decrees, injunctions, rulings, awards or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against either Company or any of their respective assets or properties except as set forth in Schedule 2.1(k).

                  (l) Environmental Matters; Permits.

                           (i) Except as set forth on Schedule 2.1(l)(i):

                                (A) neither the Companies, their operations nor
the Real Property are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (1) any Environmental Laws (as defined in Section 2(l)(iii)), (2) any Environmental Claim (as defined in Section 2(l)(iii)), or
(3) any Hazardous Materials Activity (as defined in Section 2(l)(iii)) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                                (B) the Companies have not received any letter
or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

                                (C) to the knowledge of HDI and the Seller,
there are, and have been no conditions, occurrences, or Hazardous Materials Activity that could reasonably be expected to form the basis of an Environmental Claim against the Companies that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                                (D) neither the Companies nor, to the knowledge
of HDI and the Seller, any predecessor of the Companies, have filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials (as defined in Section 2(l)(iii)) at the Real Property, and none of the Companies' operations involves the generation, transportation, treatment, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

                                (E) compliance with all current applicable
Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                           (ii) Notwithstanding anything in this Section 2.1(l)
to the contrary, no event or condition has occurred or is occurring with respect to the Companies relating to any Environmental Law, any Release (as defined in Section 2(l)(iii)) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(l), that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

                           (iii) The following terms used in this Section 2.1
(l) shall have the following meanings:

                                (A) "Environmental Laws" shall mean any and all
current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity, (2) the generation, use, storage, transportation or disposal of Hazardous Materials, or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Companies or the Real Property, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), the Occupational

Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

                                (B) "Environmental Claim" shall mean any
investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to heath, safety, natural resources or the environment.

                                (C) "Hazardous Materials" shall mean (1) any
chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws),
(2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives, (5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment that contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or that may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Real Property or to the indoor or outdoor environment.

                                (D) "Hazardous Materials Activity" shall mean
any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                                (E) "Release" shall mean any release, spill,
emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

                           (iv) Each Company has all federal, state, local and
foreign governmental licenses, permits authorizations, certificates, approvals (the "Permits") necessary to conduct their business as presently being conducted, which Permits are listed in Schedule 2.1(l)(iv). Such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof (other than such violations that have been fully cured or remedied), and no proceeding is pending or, to the knowledge of HDI and the Seller, threatened to seeking the revocation or limitation thereof.

                  (m) Employees and Compensation.

                           (i) No employee of either Company (collectively, the
"Gump's Employees") is represented by any union and, to the knowledge of HDI and the Seller, there is no labor strike, slowdown, stoppage or organizational effort pending or threatened against either Company.

                           (ii) Schedule 2.1(m)(ii) sets forth (A) a true and
correct list of the name, location and current annual salary, hourly pay rate and commission structure, if any, of each Gump's Employee and (B) any other form of material compensation (other than salary or customary employee benefits) paid or payable to each Gump's Employee for the current fiscal year.

                           (iii) Except as set forth in Schedule 2.1(m)(iii),
the consummation of the transactions contemplated by this Agreement alone will not (A) entitle any Gump's Employee to severance pay, change of control payment, termination benefits or any other payment for which the Purchaser could reasonably be expected to become liable, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any Gump's Employee for which the Purchaser could reasonably be expected to become liable, in either case pursuant to the terms of any plan, agreement or arrangement to which any of HDI, the Companies and/or the Seller is a party as of the date of this Agreement.

                  (n) Benefit Plans.

                           (i) Schedule 2.1(n) sets forth each material plan,
program, or arrangement maintained by either Company or under which either of them has or may have any obligation to contribute, with respect to any Gump's Employee, whether such plan, program or arrangement is formal or informal, written or unwritten, and whether or not such plan, program, or arrangement is an "employee benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "Gump's Benefit Plans").

                           (ii) The Seller has made available to or provided to
the Purchaser true and complete copies of: (A) each Gump's Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA; (B) each Gump's Benefit Plan that is an "employee pension benefit plan" under Section 3(2) of ERISA; (C) the most recent annual report required to be filed, including Form 5500, for each Gump's Benefit Plan described under (A) or (B); (D) the current summary plan description for each Gump's Benefit Plan and any material modifications thereto; and (E) the most recent determination letter received from the Internal Revenue Service (the "Service" or the "IRS") with respect to a Gump's Benefit Plan described under (B) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or the application therefor, if such letter has not been issued by the Service.

                           (iii) All of the Gump's Benefit Plans are in
compliance in all material respects with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. No Gump's Benefit Plan is currently under audit by the IRS or the Department of Labor. All accrued contribution obligations of HDI, the Seller, the Companies and any of their respective Affiliates with respect to any Gump's Benefit Plan have been substantially fulfilled on a timely basis.

                           (iv) Each Gump's Benefit Plan that is intended to
qualify under Section 401(a) of the Code (a "Qualified Gump's Benefit Plan") has been determined by the IRS to be so qualified (including current changes in the law applicable to Qualified Plans with respect to which the IRS is providing such determinations as of the date of this Agreement). Except as set forth in
Schedule 2.1(n)(iv), during the five years immediately preceding the date of this Agreement, there have been no terminations, partial terminations or discontinuances of contributions to any Qualified Gump's Benefit Plan without notice to and approval by the IRS (if such notice and approval were then required by applicable law) and payment of all obligations and liabilities attributable to such Qualified Plan. No officer, director or employee of the Seller, the Companies or any of their respective Affiliates has committed a material breach of any obligations imposed upon fiduciaries by Title I of ERISA with respect to any Gump's Qualified Benefit Plan.

                           (v) Schedule 2.1(n)(v) contains a list of all former
employees (and the family members of such former employees) of the Companies who, as of January 22, 2005, have (i) elected coverage pursuant to Section 4980B of the Code and Sections 601 - 608 of ERISA ("COBRA"), which coverage is in effect as of the date hereof or (ii) a right to elect coverage pursuant to COBRA, which right is still outstanding as of the date hereof.

                           (vi) Other than routine claims for benefits and IRS
determination letter filings reviews, there are no actions, suits, claims or investigations pending or, to the knowledge of HDI and the Seller, threatened against or with respect to any of Gump's Benefit Plans or their respective assets.

                           (vii) Except as set forth on Schedule 2.1(n)(vii),
there are no Gump's Benefit Plans with "change in control" or similar provisions and the consummation of this Agreement and the transactions contemplated hereby alone will not (i) result in any payments (whether of separation or severance pay, unemployment pay or otherwise) becoming due from the Companies to any Gump's Employee or (ii) result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of a Gump's Employee that would constitute a "parachute payment" as defined in Section 280G of the Code or that would require the payment of an excise tax under Section 4999 of the Code.

                           (ix) Section 162(m) of the Code has not, for any of
the three taxable years ending immediately before the date hereof, limited the deduction for employee remuneration for the Companies.

                  (o) Business Relations. Except as set forth on Schedule 2.1(f), since December 25, 2004, there has not been any Material Adverse Change in the business relationship of either Company and any of their respective creditors, employees, suppliers or other Persons having a material business relationship with them. No creditor, supplier or other Person having a material business relationship with either Company has informed either such entity that such Person intends to change or request a change in such relationship (including any change in product pricing) because of the consummation of the transactions contemplated hereby or for any other reason.

                  (p) Related Party Transactions. No current or former director, officer or shareholder of HDI, the Seller, the Companies or any of their Affiliates or, to the knowledge of HDI and the Seller, any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with either Company, other than the purchase of goods from them the ordinary course of business, or (ii) to the knowledge of HDI and the Seller, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor or supplier of either Company.

                  (q) Taxes.

                           (i) (A) Except as set forth in Schedule 2.1(q)(v),
all Tax Returns (as defined below) required to be filed on or before the Closing Date by the Companies and any consolidated, combined or unitary group of which they are or have been a member (a "Seller Group") with respect to any Taxes (as defined below) have been or will be filed when due (including extensions) in accordance with all applicable laws; (B) all material Taxes shown as due on such Tax Returns have been or will be timely paid; (C) such Tax Returns are true, correct and complete in all material respects (including the amount of Taxes due and payable); (D) there are no outstanding waivers or agreements extending the application of any statute of limitations of any jurisdiction for any period with respect to any member of the Seller Group regarding the assessment or collection of any Tax; and (E) except for Taxes not yet due and payable and except as set forth in Schedule 2.1(q)(v), none of the Seller Group's assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax.

                           (ii) For purposes of this Agreement, (A) "Tax" means
any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties; and (B) "Tax Return" means returns, reports, information statements and other documentation (including any additional or supporting materials) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include an amended returns required as a result of examination adjustments made by the Service or other Tax authority.

                           (iii) All transfer, documentary, sales, use, stamp,
registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including, if any, any corporate-level gains tax triggered solely by this sale of the Shares and personal property transfer taxes and any similar tax imposed in states or subdivisions having jurisdiction over the Companies or in which the Companies have has assets or are otherwise doing business), shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause the Companies to, join in the execution of any such Tax Returns and other documentation.

                           (iv) HDI and the Seller have previously provided the
Purchaser with true and complete copies of all Federal and State income, sales and payroll Tax Returns filed within the past three (3) years for the Companies;

                           (v) Except as set forth on Schedule 2.1(q)(v), the
Companies are not a party to any pending or threatened action or proceeding by any governmental authority for the assessment or collection of Taxes;

                           (vi) There are no unresolved written claims by a
governmental authority in any jurisdiction where the Companies do not file Tax Returns that the Companies are or may be subject to taxation by such jurisdiction;

                           (vii) Except as set forth on Schedule 2.1(q)(vii),
there have been no audits or other examinations with respect to the Taxes of the Companies by a governmental authority with respect to any year since the commencement of calendar year 2000;

                           (viii) The Companies have withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, the Seller or other third party;

                           (ix) The due but unpaid Taxes of the Companies did
not, as of the date of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the Financial Statements (not including any notes thereto);

                           (x) The Companies have not filed a consent under
Section 341(f) concerning collapsible corporations. The Company has disclosed on its federal income Tax Returns all positions taken therein that could be reasonably expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

                           (xi) The Companies have not made any payments, are
not obligated to make any payments, and are not parties to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G;

                           (xii) The Companies have adopted the accrual method
of accounting for
income tax purposes, and have not adopted or consented to any change in methods of accounting requiring post-closing adjustments under Code Section 481 (or any comparable provisions of state and local income tax laws) except as set forth in
Schedule 2.1(q)(xii).

                  (r) Brokers. No Person acting on behalf of HDI, the Seller or any of their Affiliates or under the authority of any of HDI, the Seller or any of their Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                  (s) Inventory.

                           (i) The inventory included in the Financial
Statements and the December Financial Statements (other than consignment merchandise) is the only inventory used or held for use or intended to be used or held for use in the Business and is valued for financial statement purposes using the retail method of accounting, in the case of Gump's Corp., and using the first-in, first-out basis of accounting, in the case of Gump's by Mail, Inc. Such inventory is useable and salable in the ordinary course of business as currently conducted at customary gross margins.

                           (ii) The inventory of the Companies includes all of
the following items used by the Companies in the operation of the Business: packaging and packing materials (provided, however, that packaging and packing materials (other than gift boxes) used by Gump's by Mail, Inc. are not part of the inventory of the Companies), and shop jewelry inventory (unfinished pieces of jewelry stones, clasps and other related jewelry items) and furniture, decorative or other items currently on display in the store or the offices or utilized by the Companies in the store or the offices but not otherwise part of the inventory of the Companies.

                  (t) Customs. With respect to all goods imported into the United States or any other country by either Company (the "Imported Goods") (i) such Imported Goods have been properly valued and classified, provisionally, in accordance with applicable tariff laws, rules and regulations, pending investigations and rulings (including the Antidumping Duty Investigation on Import of Wooden Bedroom Furniture from the People's Republic of China announced by the U.S. Department of Commerce), (ii) all proper estimated duties, tariffs or excise taxes have been paid with respect to the Imported Goods, (iii) no penalties have been assessed or claimed with respect to any Imported Goods, and
(iv) except as set forth on Schedule 2.1(t), no written inquires relating to such Imported Goods have been received by either Company.

                  (u) Accounts Receivable. Schedule 2.1(u) contains a true and complete list of the accounts receivable of the Companies as of December 25, 2004, and the aging with respect thereto. All of the accounts receivable of the Companies reflected on Schedule 2.1(u) are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any right of offset or counterclaim.

                  (v) Accounts Payable. Schedule 2.1(v) contains a true and complete list of the accounts payable of the Companies as of December 25, 2004. All of the accounts payable of the Companies reflected on Schedule 2.1(v) are consistent with the terms and conditions customary for the counterparty or vendor as the case may be.

                  (w) Bank Accounts; Credit Card Processors; Gift Certificates.
Schedule 2.1(w) contains a true and complete list of the bank accounts of the Companies as of December 25, 2004. Schedule 2.1(w) also contains a true and complete list of the credit card processors used by the Companies as of December 25, 2004. The Purchaser shall be responsible for the establishment of appropriate banking arrangements for the Companies and the replacement of those credit card processing agreements where assignment or assumption by the Companies or the Purchaser is not permitted prior to the Closing. Schedule 2.1(w) also contains a true and complete list of the gift certificate liabilities of the Companies for the period from December 24, 2003 to December 25, 2004.

                  (x) Disclosure. No representation or warranty of HDI or the Seller contained in this Agreement or any other agreement, document or instrument delivered or entered into by HDI, the Seller or any of their Affiliates on the Closing Date in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

                  2.2. Representations and Warranties by the Purchaser. The Purchaser represents and warrants to HDI and the Seller as follows:

                  (a) Organization and Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.

                  (b) Authority; Binding Agreements. The execution, delivery and performance of this Agreement and all other agreements, documents and instruments contemplated by this Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Purchaser. The Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and all other agreements, documents and instruments contemplated by this Agreement to which the Purchaser is a party and to consummate the transactions contemplated hereby and thereby and the Purchaser has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, all other agreements, documents and instruments contemplated by this Agreement to which the Purchaser is a party will be, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Conflicts; Consents. None of the execution of this Agreement or any other agreement, document or instrument contemplated by this Agreement to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the constitutive documents of the Purchaser, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Purchaser is a party, or by which its properties or assets may be bound or affected, except for such conflicts, breaches or defaults as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Purchaser or its properties assets. No material consent or approval by or notification of or filing with any Person (governmental or private) is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or any agreement, document or instrument contemplated by this Agreement to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby, other than those that have been obtained or will prior to the Closing Date be obtained and are, or will be, in full force and effect.

                  (d) Financing. The Purchaser has sufficient funds to pay the Purchase Price and will not require any debt, equity or other financing in order to consummate the transactions contemplated hereby; provided it has at least 30 days to marshal its funds after a Force Majeure Event.

                  (e) Brokers. Except for Perseus Advisors, no Person acting on behalf of the Purchaser of any of its Affiliates or under the authority of the Purchaser of any of its Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. The Purchaser shall be responsible for the payment of all fees and expenses of Perseus Advisors.

                                  ARTICLE III

                              ADDITIONAL AGREEMENTS

                  3.1. Expenses. Each party hereto shall pay its respective legal and accounting fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all other agreements, documents and instruments executed pursuant hereto and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein, whether or not Closing occurs.

                  3.2. Conduct of Business. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, the Seller cause each Company to operate their business only in the ordinary course consistent with past practice in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, suppliers and other business relations; provided, however, that the parties acknowledge and agree that Jed Pogran shall have sole authority to run the business of the Companies from and after the date hereof until the Closing Date in the ordinary course of business and consistent with past practices and no decisions that can impact the balance sheet of either Company shall be made or instituted without the express approval of Jed Pogran. The Seller shall cause each of its Affiliates to not take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Section 4.1 not being satisfied.

Without limiting the generality of the foregoing, the Seller, under the sole direction of Jed Pogran in the ordinary course of business and consistent with past practices, shall cause each Company to, except as otherwise agreed in writing by the Purchaser: (i) carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted; (ii) maintain and keep their assets in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear; (iii) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (iv) perform in all material respects all obligations under all contracts, agreements, documents and instruments to which they are a party; (v) comply in all material respects with all applicable requirements of law, rules, regulations, orders, ordinances and directives, whether federal, state, local, foreign or otherwise; (vi) not enter into or amend, modify, terminate or waive compliance with any provision of any contract or commitment other than in the ordinary course of business or as specifically contemplated by this Agreement;
(vii) not take, or fail to take, any action which would result in a breach in any material respect of any of the warranties or an inaccuracy in any material respect in any of the representations contained in Section 2.1; (viii) not institute, settle or agree to settle any litigation, action or proceeding before any court or tribunal or government authority and not waive or surrender any rights related to the Business; (ix) not enter into any agreement or make any commitment to take any of the type of action prohibited in the foregoing clauses.

                  3.3. Further Assurances. Each party hereto agrees to use, and HDI and the Seller agree to cause each of the Companies and each of their Affiliates to use, its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV are satisfied, insofar as such matters are within the control of such party. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall, and HDI and the Seller shall cause each of the Companies and each of their Affiliates to, take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

                  3.4. Access and Information. From the date hereof until the first to occur of the Closing Date or the termination of this Agreement, HDI and the Seller shall, and shall cause the Companies and their Affiliates to, permit the Purchaser and its representatives to make such investigation of the business, operations and properties of each Company and the Acquired Assets as such Persons deem necessary or desirable in connection with the transactions contemplated hereby. HDI and the Seller shall, and shall cause the Companies and their Affiliates to, furnish the Purchaser and its representatives with such financial, operating and other data and information, and copies of documents, with respect to each Company and the Acquired Assets, as the Purchaser shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not affect or diminish any of the representations or warranties hereunder.

                  3.5. Public Announcements. Except as otherwise required by law, order or applicable stock exchange rules, no party hereto may issue any press release or other public disclosure concerning transactions contemplated hereby without the prior written consent of the other parties hereto.

                  3.6. Confidentiality. For the period commencing with the date hereof and ending three (3) years after the Closing Date, the Purchaser agrees that all financial or other information about HDI, the Seller and their Affiliates, or other information of a confidential or proprietary nature, disclosed to the Purchaser at any time in connection with the transactions contemplated by this Agreement (other than information relating to the Companies, the Business and the Acquired Assets) shall be kept confidential by the Purchaser and its Affiliates and shall not be disclosed to any Person or used by the Purchaser or any of its Affiliates except: (a) with the prior written consent of HDI; (ii) as may be required by applicable law or court process; or (iii) such information which is or becomes generally available to the public other than as a result of a violation of this Section.

                  3.7. Non-Competition; Non-Solicitation.

                  (a) General. In consideration of the payments made pursuant to
Section 1.2 and the transactions contemplated by this Agreement, neither HDI nor the Seller shall, nor shall they permit any of their Affiliates to, at any time during the three-year period immediately following the Closing Date:

                           (i) directly or indirectly engage, or have any
ownership interest in, any Competing Business (as defined below) in the United States or any foreign country in which the Companies now or have in the past 12 months conducted business; provided, however, that the foregoing shall not be violated by any of HDI, the Seller or any of their Affiliates owning, directly or indirectly, securities of any corporation or other entity if such entities do not, directly or indirectly, beneficially own five percent (5%) or more of any class of securities of such corporation or other entity; or

                           (ii) directly or indirectly, either as principal,
agent, employer, advisor, shareholder, partner or in any other capacity whatsoever, either (i) hire, attempt to hire, contact or solicit with respect to hiring any employee of the Companies or any of their Affiliates engaged in the conduct of the Business, (ii) induce or otherwise counsel, advise or encourage any employee of the Companies or any of their Affiliates engaged in the conduct of the Business to leave the employment of the Companies or their Affiliates or
(iii) induce any representative or agent of the Companies or any of their Affiliates engaged in the conduct of the Business to terminate or modify its relationship with the Companies or any of their Affiliates.

                  (b) For purposes of this Section 3.7, "Competing Business" shall mean any individual, business, firm, company, partnership, joint venture, organization or other entity engaged in whole or in part in any business that directly or indirectly competes with the Business in the United States or any foreign country in which the Companies now or have in the past 12 months conducted business; provided, however, that the following shall not constitute a Competing Business:

                                (A) the sale by HDI, the Seller and their
Affiliates of goods through catalogs, over the Internet or through any other method of mass marketing through catalogs or web sites currently in existence and operating as of this date by HDI or by catalogs or web sites that may be purchased in the future by HDI so long as such purchased catalogs or web sites are not principally engaged in the Business;

                                (B) the provision by Keystone of back-end
services relating to order taking, order and payment processing, warehousing and fulfillment, and return processing to third parties; and

                                C) the provision by HDI, the Seller and their
affiliates of good and services that are substantially similar to those provided by such entities as of the date of this Agreement.

                  (c) Injunctive Relief. The parties acknowledge that each party's damages at law would be an inadequate remedy for the breach by either HDI or the Seller of any provision of this Section 3.7 and agree that, in the event of such breach, the Purchaser may obtain temporary and permanent injunctive relief restraining such party from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting the Purchaser from pursuing other remedies available at law or in equity for such breach or threatened breach of this Section 3.7.

                  3.8. Marketing Agreements. The Companies and a number of their Affiliates are parties to marketing agreements ("Marketing Agreements") with third parties, such as Amazon.com Inc. Each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to have the counterparties to such Marketing Agreements (a) give consideration to having the Companies removed as parties to the Marketing Agreements in such a manner as to not affect the rights of the other parties thereto and (b) enter into replacement Marketing Agreements with the Companies, it being understood and agreed that the final determination as to such matters rests with such counterparties. HDI and the Seller shall, at the request of the Purchaser, use their reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to cooperate with the Companies in order that the Companies may enter into replacement Marketing Agreements with such third parties. It is understood and agreed by the parties that the actions contemplated by this Section 3.8 may be taken prior to or after the Closing Date.

                  3.9. Cooperation on Tax Matters.

                  (a) The Purchaser, HDI, the Seller and their Affiliates shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns relating to the Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, HDI, the Seller agree, for themselves and on behalf of their Affiliates, (1) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, HDI or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, HDI, the Seller of the Companies, as the case may be, shall allow the Purchaser to take possession of such books and records.

                  (b) The Purchaser, HDI, the Seller and their Affiliates shall, upon request, use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

                  3.10. Accounts Receivable. HDI and the Sellers agree that the accounts receivable of the Companies added after the date hereof will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account of the Companies, less the amount of the reserve for bad accounts reflected therein (which reserve will have been established on a basis consistent with prior practice and in accordance with
GAAP), and will not be subject to any right of offset or counterclaim.

                  3.11. Power of Attorney.

                  (a) From and after the Closing Date, the Purchaser, on behalf of the Companies, constitutes and appoints Steven Lipner or such other person as designated by HDI who may assume the duties of Vice President, Taxation of HDI after the date hereof, the true and lawful attorney-in-fact of the Companies, with full power of substitution, and in the name, place and stead of the Companies, to represent the Companies in connection with:

                           (i) any federal or state audit of the year 2000
payroll taxes of the Companies; and

                           (ii) any other Tax controversies that may arise after
the Closing Date and for which the Purchaser seeks indemnification pursuant to the terms of this Agreement.

                  (b) The Purchaser authorizes such attorney-in-fact to take any further action which the attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing matters, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as the Purchaser or the Companies might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof and hereof; provided, however, that the attorney-in-fact may not settle any claim without the consent of the Purchaser, which consent will not be unreasonably withheld.

                  (c) The power of attorney granted pursuant to the Section is a special power of attorney coupled with an interest and may not be revoked without the prior written consent of HDI.

                  3.12. Post Street Lease and Guarantee. With regard to the Leases for the building at 135 Post Street, San Francisco, California with Seaker & Sons (the "Landlord") described on Schedule 2(g)(ii), HDI and the Seller shall obtain a consent or consents to the assignment of such Leases from the Landlord on or before the Closing Date and HDI agrees to remain a guarantor of the Lease for Floors B through 4 of the Post Street premises until the Purchaser can obtain the release of HDI as such guarantor. The Purchaser agrees to use its commercially reasonable efforts to obtain the release of HDI as the guarantor of the lease for Floors B through 4 of the Post Street premises after the Closing Date and before the first anniversary of the Closing Date, which commercially reasonable efforts will include requesting such release and providing reasonable information requested by the Landlord, but shall not require making any additional payments to the Landlord or any third party. If the Purchaser cannot obtain the complete release of HDI as such guarantor on or before the first anniversary of the Closing Date, as liquidated damages, Sands Springs Holdings LLC shall either (i) transfer such percentage interest in its business so that HDI will have an indirect interest in 5% of the common stock of the Purchaser, or (ii) provide to HDI a stand-by letter of credit or promissory note or other form of compensation acceptable to HDI in the amount of $2.5 million which shall permit HDI, as guarantor of the obligations of Gump's Corp. under the Lease for Floors B through 4 to be reimbursed for any and all liabilities, judgments, claims, settlements, losses, damages, fees, penalties, obligations and expenses (including reasonable fees and disbursements of counsel) incurred or suffered by it arising from, by reason of or in connection with any obligations or defaults by Gump's Corp. under such Lease Agreement or by Gump's by Mail under a related Lease Agreement for Floors 5 and 6 of the Post Street premises until (x) the release by the Landlord of HDI, as a guarantor of the Gump's Corp. lease, or (y) the date of the termination of said leases pursuant to their terms. The remedies set forth in clauses (i) and (ii) above shall be HDI's sole recourse for failure to be released as a guarantor but shall not limit the Purchaser's indemnification obligations set forth in Section 5.1(b).

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING

                  4.1. Conditions of Obligations of the Purchaser. The obligations of the Purchaser to purchase the Shares and to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions unless waived in writing by the Purchaser:

                  (a) Representations, Warranties and Covenants; No Material Adverse Change. Each of the representations and warranties of HDI and the Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such exceptions as shall occur between the date hereof and the Closing Date as a result of Jed Pogran's running of the business of the Companies from and after the date hereof until the Closing Date as described in
Section 3.2 and as described to the Purchaser), and HDI and the Seller shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. Since the date of this Agreement, there shall have been no Material Adverse Change in the assets, liabilities, properties, condition (financial or otherwise), affairs, earnings, business, operations, management personnel, or customer arrangements of the Business.

                  (b) Consents, Amendments and Terminations. The Purchaser shall have received duly executed and delivered copies of all waivers, consents, terminations, releases and approvals contemplated by Section 2.1(d) and Schedule 2.1(d), and the release and termination of any encumbrance, lien or pledge set forth on Schedule 2.1(g)(i), all in form and substance reasonably satisfactory to the Purchaser.

                  (c) Share Certificates. The Seller shall have delivered to the Purchaser share certificates representing the Shares, duly endorsed for transfer or accompanied by blank stock powers.

                  (d) Other Documents. HDI and the Seller shall have delivered to the Purchaser, or caused their Affiliates to deliver, executed copies of such other agreements, documents and instruments as are reasonably requested by the Purchaser, each in form and substance reasonably satisfactory to the Purchaser, including the following:

                           (i) a Direct Marketing Services Agreement (the
"Services Agreement") among HDI, Keystone, the Companies and the Purchaser, substantially in the form of Exhibit B attached hereto;

                           (ii) a Domain Name Purchase Agreement and Bill of
Sale (the "Domain Name Purchase Agreement") between HDI, the Seller and Michael
D. Contino and the Purchaser transferring all of the registrants' right, interest and title in the domain names currently used by the Companies, substantially in the form of Exhibit C attached hereto;

                           (iii) a Consent of the landlord to the Assignment of
each of the Leases for the building at 135 Post Street, San Francisco, California, as contemplated by Section 3.13 of this Agreement, either actual or deemed pursuant to Section 13. 2 of such Leases; and

                           (iv) an Assignment and Assumption of that certain
agreement between Gump's by Mail and RR Donnelley dated February 23, 2004, and the consent of RR Donnelley to the Assignment of such agreement.

                  (e) Consolidated Adjusted EBITDA. The December Financial Statements shall indicate that the Companies have a consolidated adjusted EBITDA for the twelve months ended December 25, 2004 of not less than $3 million. For purposes of this Agreement, "consolidated adjusted EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, as adjusted to include the full annualized cash lease expense paid by the Companies for the Real Property, without giving effect to any reversals, adjustments or previous accounting reserves that HDI may have made or currently applies in the ordinary course of financial reporting.

                  (f) Inventory. The Purchaser shall have confirmed to its reasonable satisfaction that the book value of the inventories of the Companies, net of the obsolescence reserve and net of inventory held for sale under consignment agreements, as of December 25, 2004 is at least $6 million.

                  (g) Certificates. The Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of HDI and the Seller, in form and substance reasonably satisfactory to the Purchaser, confirming the matters set forth in
Section 4.1(a) and a certificate of the Secretary of HDI and the Seller, in form and substance reasonably satisfactory to the Purchaser, affirming the authenticity of the resolutions attached thereto that authorize the transactions contemplated by this Agreement.

                  (h) Release of Liens and Guarantees. The Purchaser shall have received evidence, in form and substance reasonable satisfactory to it, of the unconditional release of the Companies of their obligations under the agreements set forth or referred to in Schedule 2.1(g)(i), including the liens on the stock of, property of, and guarantees of, the Companies pursuant to HDI's facilities with Wachovia Bank, National Association (successor by merger to Congress Financial Corporation) and Chelsey Finance, LLC.

                  (i) Termination of Certain Agreements. The Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, of the commencement of the termination of the obligations of the Companies under the agreements set forth or referred to in Schedule 2.1(j)(i)(A) that are specified by the Purchaser to the Seller in writing at least 5 days prior to the Closing Date. The Purchaser shall have received evidence of the termination of such obligations no later than 45 days after the Closing Date.

                  (j) Governmental Consents; No Legal Bar; Permits. HDI and the Seller shall have obtained all necessary authorizations, approvals, and qualifications, or secured exemptions therefrom, required by, and made all necessary filings and registrations with, any governmental authority in connection with the consummation of the transactions contemplated by this Agreement. No action or proceeding by or before any governmental authority shall be pending or threatened challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement. No law, rule, regulation, order, injunction or decree of any governmental authority preventing the transactions contemplated by this Agreement shall be in effect. The Purchaser shall have received all Permits necessary to conduct the Business as presently being conducted, including those Permits listed in Schedule 2.1(l)(iv).

                  (k) Minute Books. The Purchaser shall have received the minute books, stock certificate books and stock record books of each Company.

                  (l) Personally-Identifiable Data. The Seller shall have provided to the Purchaser a true and correct copy of the Personally-Identifiable Data; provided, however, that, at Seller's option, the Seller may provide to the Purchaser a true and correct copy of the Personally-Identifiable Data after the Closing; and, provided further, that such Data must be delivered to the Purchaser no more than 30 days after the Closing.

                  (m) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Company that involve a demand for any judgment or liability, whether or not covered by insurance, that could reasonably be expected to result in a Material Adverse Effect on the Company.

                  (n) Good Standing Certificates. The Purchaser shall have received certificates from each jurisdiction set forth on Schedule 2.1(a), each dated no more than thirty (30) days prior to the Closing Date, to the effect that the applicable Company is in good standing in such jurisdiction.

                  (o) Certificate of Non-Foreign Status. The Seller shall have provided the Purchaser with a certificate of non-foreign status in which the Seller certifies that it is no a non-resident alien and not subject to withholding under Code Section 1445.

                  (p) Resignations. Wayne P. Garten and Charles E. Blue shall have resigned as officers and directors of the Companies.

                  (q) Other. The Purchaser shall have received such other documents, instruments or certificates as it shall reasonably request.

                  4.2. Conditions of Obligations of the Seller. The obligations of the Seller to sell the Shares and to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions unless waived in writing by the Seller:

                  (a) Representations, Warranties and Covenants. Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

                  (b) Payment of Purchase Price. The Purchaser shall have paid the Purchase Price to the Seller. Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser, such designation of account to be made no later than two (2) business days prior to the Closing Date.

                  (c) Certificates. The Seller shall have received a certificate of a duly authorized officer of the Purchaser confirming the matters set forth in Section 4.2(a) in form and substance reasonably satisfactory to the Seller and a certificate of the Secretary of the Purchaser affirming the authenticity of the resolutions attached thereto that authorize the transactions contemplated by this Agreement.

                  (d) Governmental Consents; No Legal Bar. HDI and the Seller shall have obtained all necessary authorizations, approvals, and qualifications, or secured exemptions therefrom, required by, and made all necessary filings and registrations with, any governmental authority in connection with the consummation of the transactions contemplated by this Agreement. No action or proceeding by or before any governmental authority shall be pending or threatened challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement. No law, rule, regulation, order, injunction or decree of any governmental authority preventing the transactions contemplated by this Agreement shall be in effect.

                  (e) Marketing Agreements. The Companies shall have been removed as parties to the Marketing Agreements in such a manner as to not affect the rights of the other parties thereto or such process shall have commenced and shall conclude within 90 days following the Closing Date.

                  (f) Other Documents. The Purchaser shall have delivered to HDI and the Seller executed copies of such other agreements, documents and instruments as are reasonably requested by HDI or the Seller, each in form and substance reasonably satisfactory to such party, including the following:

                           (i) the Services Agreement;

                           (ii) the Domain Name Purchase Agreement; and

                           (iii) a transition services agreement.

                  (g) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

                  (h) Bank Accounts, etc. The Purchaser shall have established, prior to the Closing Date, bank accounts in its own name with sufficient funds to meet payroll and other operational obligations of the Companies after the Closing Date. Additionally, the Purchaser shall have obtained, prior to the Closing Date, policies of casualty, liability, theft, fidelity, life and other forms of insurance it deems appropriate in its own name with respect to the Business and entered into credit card processing agreements for the Business.

                  (i) Other. HDI and the Seller shall have received such other documents, instruments or certificates as it shall reasonably request including, without limitation, the Consent of the landlord to the Assignment of each of the Leases for the building at 135 Post Street, San Francisco, California, as contemplated by Section 3.13 of this Agreement, either actual or deemed pursuant to Section 13.2 of such Leases.

                                   ARTICLE V

                                 INDEMNIFICATION

                  5.1. Indemnification.

                  (a) Indemnification by HDI and the Seller. HDI and the Seller jointly and severally indemnify and hold harmless the Purchaser and its Affiliates, and their shareholders, partners, directors, officers, employees and other agents and representatives, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable fees and disbursements of counsel) (collectively, "Losses") incurred or suffered by any such Person arising from, by reason of or in connection with:

                           (i) any breach of any representation, warranty,
covenant or agreement of HDI or the Seller contained in this Agreement or any other agreement, document or instrument delivered or entered into by HDI or the Seller on the Closing Date;

                           (ii) regardless of any disclosure, any and all
federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other Taxes (including interest, penalties and withholdings of Tax) of any kind of the Companies for any and all periods ending on or prior to the Closing Date. With regard to any claim pertaining to ERISA, Taxes or title to the Shares, this indemnification shall survive until the expiration of any applicable statute of limitations;

                           (iii) the conduct of the Business or other operations
of the Business on or prior to the Closing Date;

                           (iv) any and all actions, suits, proceedings,
demands, orders, rulings, decrees, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (iii) of this
Section 5.1(a); and

                           (v) any liability of the Companies for gift
certificates issued by either of the Companies prior to December 24, 2003;

provided, however, that (x) HDI's and the Seller's obligation and liability for any and all such Losses under this Section 5.1(a) shall not exceed in the aggregate the amount of the Purchase Price, and (y) HDI and the Seller shall have no obligation to indemnify or hold harmless the Purchaser or the other indemnitees for any Losses under this Section 5.1(a) until the aggregate Losses incurred by the Purchaser Parties exceeds $100,000 (the "Threshold") and then only to the extent that the Losses exceed the Threshold; provided further, that with respect to the matters set forth in Section 5.1(a)(ii) there shall be no Threshold (and indemnification by HDI or the Seller for the matters set forth in Section 5.1(a)(ii) shall not be counted towards determining whether the Threshold has been reached).

                  (b) Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless HDI, the Seller and their Affiliates, and their shareholders, partners, directors, officers, employees and other agents and representatives, from and against any and all Losses incurred or suffered by any such Person arising from, by reason of or in connection with:

                           (i) any misrepresentation or breach of any
representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any other agreement, document or instrument delivered or entered into by the Purchaser on the Closing Date;

                           (ii) the compliance by HDI, the Seller or any of
their Affiliates with Section 1.6;

                           (iii) any and all federal, state, local and foreign
income, profits, franchise, sales, use, occupation, property, excise, employment and other Taxes (including interest, penalties and withholdings of Tax) of any kind related to the Business for any and all periods beginning after the Closing Date;

                           (iv) the conduct of the Business or other operations
of the Business after the Closing Date;

                           (v) any obligations or defaults by Gump's Corp. or
Gump's by Mail
under the Post Street leases referred to in Section 3.13;

                           (vi) any obligations for any of the five change in
control payments in the aggregate amount of approximately $715,739 listed in
Schedule 2.1(m)(iii);

                           (vii) any obligations arising from the promotion
described in Schedule 2.1(e)(ii); and

                           (viii) any and all actions, suits, proceedings,
demands, orders, rulings, decrees, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (vii) of this
Section 5.1(b);

provided, however, that the Purchaser's obligation and liability for any and all such Losses under this Section 5.1(b) shall not exceed in the aggregate the Purchase Price.

                  5.2. Certain Limitations. Except for the guarantee and pledge referred to in Section 3.13, the remedies provided in this Article V shall be the exclusive remedies of the Purchaser for any Losses that are subject to indemnification pursuant to Section 5.1 (a).

                  5.3. Procedures Relating to Third Party Claims.

                                (A) In order for an indemnified party to be
entitled to any indemnification provided for under this Article V arising from, by reason of, or otherwise in connection with an asserted or unasserted claim or demand made or which might be made by any Person against the indemnified party (a "Third Party Claim"), the indemnified party must send reasonably prompt notice to the indemnifying parties in writing of the Third Party Claim, including the nature and basis of such claim to the extent known by the indemnified party (the "Indemnification Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying parties have been materially and actually prejudiced as a result of such failure. If a Third Party Claim is made against the indemnified party, the indemnifying parties shall be entitled to participate in the defense thereof and, if they so choose and acknowledge in writing their respective obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying parties acting together, provided that such counsel is reasonably acceptable to the indemnified party. Should the indemnifying parties so elect to assume the defense of a Third Party Claim, the indemnifying parties shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying parties assume such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying parties, it being understood that the indemnifying parties shall control such defense. The indemnifying parties shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying parties have failed to assume the defense thereof (as well as during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above). Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties, upon such other parties' written request, reasonable access during normal business hours to the books, records and personnel in their possession or under their control which are reasonable necessary to verify such claim.

                                (B) Prior to the indemnifying parties notifying
the indemnified party of their intention to defend the claim, the indemnified party will defend against such claim as the indemnified party deems appropriate. If the indemnifying parties so elect to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying parties in the defense or prosecution thereof. Whether or not the indemnifying parties shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the indemnifying parties (which consent shall not be unreasonably withheld). If the indemnifying parties shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying parties may recommend and which by its terms obligates the indemnifying parties to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party.

                                (C) Notwithstanding the foregoing, the
indemnifying parties shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnifying parties in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages without any potential adverse effect to the indemnified party. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying parties shall be entitled to assume the defense of the portion relating to money damages.

                  5.4. Procedures Related to Claims other than Third Party Claims. In the event any indemnified party should have a claim for indemnification against the indemnifying parties under this Article V that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying parties. The failure by any indemnified party so to notify the indemnifying parties shall not affect the indemnification provided hereunder except to the extent the indemnifying parties have been materially and actually prejudiced as a result of such failure.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1. Entire Agreement. This Agreement and the other agreements, documents and instruments contemplated by this Agreement and the Schedules and exhibits hereto and thereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings among the parties, including the letters, dated July 30, 2004 and September 3, 2004, between Sand

Springs Holdings, LLC, a member of the Purchaser, and HDI relating to the transactions contemplated by this Agreement.

                  6.2. Termination.

                                (A) This Agreement shall terminate on the
earlier to occur of any of the following events:

                           (i) the mutual written agreement of HDI and the
Purchaser;

                           (ii) by written notice of HDI to the Purchaser if the
Closing shall not have occurred prior to 11:59 p.m. (New York time) on the second business day after the date on which all conditions set forth in Article IV shall have been satisfied or waived other than as a result of a Force Majeure Event;

                           (iii) by written notice of the Purchaser to HDI if
the Closing shall not have occurred prior to 11:59 p.m. (New York time) on the second business day after the date the 15-day second notice period pursuant to
Section 13.2 of the Lease Agreements referred to in Section 4.1(d)(iii) expires as a result of the failure of all conditions set forth in Article IV to have been satisfied by the Seller or as a result of a Force Majeure Event;

                           (iv) by written notice of the Purchaser to HDI, if
HDI or the Seller shall have materially breached any of its representations, warranties or agreements contained herein, provided that any such breach or breaches is not cured within 15 business days after the Purchaser gives HDI written notice identifying such breach or breaches; or

                           (v) by written notice of HDI to the Purchaser, if the
Purchaser shall have materially breached any of its representations, warranties or agreements contained herein, provided that any such breach or breaches is not cured within 15 business days after HDI gives the Purchaser written notice identifying such breach or breaches;

provided, however, that the party seeking termination pursuant to clause (iv) or
(v) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

                                (B) Nothing in this Section 6.2 shall relieve
any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement in accordance with its terms, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1 and 3.6.

                  6.3. Descriptive Headings; Certain Interpretations.

                                (A) Descriptive headings are for convenience
only and shall not control or affect the meaning or construction of any provision of this Agreement.

                                (B) Whenever a representation or warranty in
this Agreement is qualified by the phrase "to the knowledge of HDI and the Seller" or words of like import, such phrase or words of like import shall mean to the actual knowledge, after due inquiry, of the following individuals: Charles Blue, Michael Contino, Wayne Garten, Lisa Green, Steven Lipner, Rich Mercer, Jed Pogran and Nina Quarequio.

                                (C) Except as otherwise expressly provided in
this Agreement, the following rules of interpretation apply to this Agreement:
(i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting;
(iii) a reference to any agreement or other contract includes amendments thereto; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; (vi) "$" and "dollars" refer to lawful money of the United States of America; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the appropriate Article, Section, Exhibit or Schedule of this Agreement.

                                (D) Disclosure of information in any Schedule
attached hereto shall constitute disclosure under any other Section or Schedule of this Agreement if it is apparent from such Schedule that the information disclosed thereon should qualify or limit the representations and warranties of such other Section.

                  6.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by facsimile (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Purchaser, to:

                      Gump's Holdings, LLC
                      211 Central Park West, Apt. 5-F
                      New York, New York 10024
                      Facsimile:  (212) 632-6054
                      Attention:  John G. Chachas

with copies to:

                      Wenthur & Chachas, LLP
                      4180 La Jolla Village Drive, Suite 500
                      La Jolla, California 92037
                      Facsimile:  (858) 457-3691
                      Attention:  George G. Chachas, Esq.


If to HDI or the Seller, to:

                      Hanover Direct, Inc.
                      1500 Harbor Boulevard
                      Weehawken, NJ  07086
                      Facsimile:  (201) 272-3498
                      Attention:  Legal Department
                      and

                      Facsimile:  (201) 272-3465
                      Attention:  Wayne P. Garten

with a copy to:

                      Brown Raysman Millstein Felder & Steiner LLP
                      900 Third Avenue
                      New York, New York  10022
                      Facsimile:  (212) 895-2900
                      Attention :  Sarah Hewitt, Esq.

or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

                  6.5. No Third Party Beneficiaries. Other than as set forth in
Article V, this Agreement does not confer upon any Person other than the parties hereto any rights or remedies.

                  6.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The signatures to this Agreement may be delivered by facsimile and any such facsimile signature shall be as admissible in any judicial or other proceeding as the originals thereof.

                  6.7. Survival. All representations and warranties contained in this Agreement or in any document, certificate or instruments delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect until the second (2nd) anniversary of the date of this Agreement; provided, however, that no party's indemnification obligations under Section 5.1 shall terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the indemnifying party. Any representation and warranty contained in this Agreement pertaining to ERISA, Taxes or title to the Shares, shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect until the expiration of any applicable statute of limitations.

                  6.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  6.9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any purported assignment not permitted by this Section shall be void.

                  6.10. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

                  6.11. "Affiliate" Defined. As used in this Agreement, an "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such specified Person. As used in this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  6.12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law provisions thereof. Each party hereto agrees to the exclusive jurisdiction of any state or Federal court within the Southern District of California , with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address in accordance with Section 6.4, and service so made shall be deemed to be completed when received. Each party hereto waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in the paragraph shall affect the right of a party hereto to serve legal process in any other manner permitted by law.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.



                             HANOVER DIRECT, INC.



                             By:           /s/ Wayne P. Garten
                                  ----------------------------------------------
                                  Name:    Wayne P. Garten
                                  Title:   President and Chief Executive Officer


                             THE COMPANY STORE GROUP, LLC



                             By:           /s/ Charles E. Blue
                                  ----------------------------------------------
                                  Name:    Charles E. Blue
                                  Title:   President


                             GUMP'S HOLDINGS, LLC



                             By:           /s/ John G. Chachas
                                  ----------------------------------------------
                                  Name:    John G. Chachas
                                  Title:   Managing Member

                             With respect to the undertakings in Section 3.12 only:

                             SAND SPRINGS HOLDINGS LLC


                             By:           /s/ John G. Chachas
                                  ----------------------------------------------
                                  Name:    John G. Chachas
                                  Title:   Managing Member

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              HANOVER DIRECT, INC.,

                          THE COMPANY STORE GROUP, LLC

                                       AND

                              GUMP'S HOLDINGS, LLC
                       (FORMERLY KNOWN AS 4Q HOLDINGS LLC)


                            DATED: FEBRUARY 11, 2005

================================================================================

                                Table of Contents

                                                                                                                Page
                                                                                                                ----
ARTICLE I

PURCHASE AND SALE OF CAPITAL STOCK................................................................................1
         1.1.     Purchase and Sale...............................................................................1
         1.2.     Purchase Price..................................................................................1
         1.3.     Closing.........................................................................................2
         1.4.     Instruments of Conveyance and Transfer..........................................................3
         1.5.     Post-Closing Assurances.........................................................................3
         1.6.     Assignment of Contracts.........................................................................3
         1.7.     Post-Closing Adjustment.........................................................................4
         1.8.     Earnest Money Deposit...........................................................................5

ARTICLE II

REPRESENTATIONS AND WARRANTIES....................................................................................5
         2.1.     Representations and Warranties by HDI and the Seller............................................5
         2.2.     Representations and Warranties by the Purchaser................................................20

ARTICLE III

ADDITIONAL AGREEMENTS............................................................................................21
         3.1.     Expenses.......................................................................................21
         3.2.     Conduct of Business............................................................................21
         3.3.     Further Assurances.............................................................................22
         3.4.     Access and Information.........................................................................22
         3.5.     Public Announcements...........................................................................22
         3.6.     Confidentiality................................................................................23
         3.7.     Non-Competition; Non-Solicitation..............................................................23
         3.8.     Marketing Agreements...........................................................................24
         3.9.     Cooperation on Tax Matters.....................................................................24
         3.10.    Accounts Receivable............................................................................25
         3.11.    Power of Attorney..............................................................................25
         3.12.    Post Street Lease and Guarantee................................................................25

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING..................................................................................26
         4.1.     Conditions of Obligations of the Purchaser.....................................................26
         4.2.     Conditions of Obligations of the Seller........................................................29

ARTICLE V

INDEMNIFICATION..................................................................................................30

                                Table of Contents

                                   (continued

                                                                                                                Page
                                                                                                                ----
         5.1.     Indemnification................................................................................30
         5.2.     Certain Limitations............................................................................32
         5.3.     Procedures Relating to Third Party Claims......................................................32
         5.4.     Procedures Related to Claims other than Third Party Claims.....................................33

ARTICLE VI

MISCELLANEOUS....................................................................................................33
         6.1.     Entire Agreement...............................................................................33
         6.2.     Termination....................................................................................34
         6.3.     Descriptive Headings; Certain Interpretations..................................................34
         6.4.     Notices........................................................................................35
         6.5.     No Third Party Beneficiaries...................................................................36
         6.6.     Counterparts...................................................................................36
         6.7.     Survival.......................................................................................36
         6.8.     Amendments and Waivers.........................................................................36
         6.9.     Assignment.....................................................................................37
         6.10.    Enforceability.................................................................................37
         6.11.    "Affiliate" Defined............................................................................37
         6.12.    Governing Law; Jurisdiction....................................................................37

                                       ii